EXHIBIT (16)



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                                                                 Exhibit 16


              SCHEDULE OF COMPUTATION OF PERFORMANCE QUOTATION

Average annual total return quotations for the Growth Fund and Fixed Income Fund for the one and five year periods ended October 31, 1995 and for the period from the Funds' inception on December 15, 1986 through October 31, 1995 are set forth in the Statement of Additional Information. In addition, also set forth in the Statement of Additional Information are average annual total return quotations for the Aggressive Growth Fund (which, for periods prior to July 10, 1992 includes its predecessor, the Neuwirth Fund, Inc.) and the Growth and Income Fund (which, for periods prior to July 10, 1992 includes its predecessor, the Pine Street Fund, Inc.) for the one, five and ten year periods ended October 31, 1995 and for the Municipal Trust Fund for the one year period ended October 31, 1995 and for the period from the Fund's inception on July 28, 1993 through October 31, 1995. The average annual return is computed by finding the average annual compounded rates of return over these periods that would equate the initial amount invested to the ending redeemable value, according to the following formula:

                              P(1 + T)n = ERV

     P    =    a hypothetical initial payment of $1,000
     N    =    average annual total return
     n    =    number of years
     ERV  =    Ending redeemable value of a hypothetical $1,000 payment
               made at the beginning of the stated periods at the end of the stated periods.

        Average Annual Total Returns for the periods ended 10/31/94
        -----------------------------------------------------------

                          Growth Fund         Fixed Income Fund
                     -------------------     ------------------
                       Ending    Average       Ending    Average
                     Redeemable  Annual      Redeemable  Annual
                       Value     Total         Value      Total
                                Return*                  Return*
                     ---------  ------       ----------  -------
 1 Year Ended
 10/31/95             $1082        8.21%      $1082       8.23%

 5 Year Ended
 10/31/95             $1814       12.65%      $1509       8.57%

 From Inception:
 (12/15/86 through
  10/31/95)           $2118        8.82%      $1966       7.91%



--------------------
* The Fund's average annual total return figures assume all dividends and distributions by the Fund over the relevant time periods were reinvested. It was then assumed that at the end of these periods, the entire amount was redeemed and the appropriate deferred sales load was deducted. The average annual return was then calculated by calculating the annual rate required for the initial payment to grow to the amount which would have been received upon redemption (i.e., the average annual compounded rate of return).



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                   Aggressive Growth Fund        Growth and Fixed Income
                                                             Fund
                   -------------------------     ------------------------
                      Ending      Average          Ending        Average
                    Redeemable  Annual Total      Redeemable  Annual Total
                      Value       Return*           Value       Return*


 1 Year Ended
 10/31/95             $1071       7.10%            $1121        12.10%


 5 Year Ended
 10/31/95             $2665      21.66%            $1930        14.05%

 10 Year Ended
 10/31/95             $3514      13.39%            $2975        11.52%




                                      Municipal Trust Fund
                                    --------------------------
                                       Ending       Average
                                     Redeemable  Annual Total
                                       Value        Return*
                                    -----------  -------------
               1 Year Ended
               10/31/95                $1061           6.06%

               From Inception:
               (7/28/93 through
                10/31/95)              $1049           2.12%












          --------------------
          * The Fund's average annual total return figures assume all dividends and distributions by the Fund over the relevant time periods were reinvested. It was then assumed that at the end of these periods, the entire amount was redeemed and the appropriate deferred sales load was deducted. The average annual return was then calculated by calculating the annual rate required for the initial payment to grow to the amount which would have been received upon redemption (i.e., the average annual compounded rate of return).

                                    -2-



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               SCHEDULE FOR COMPUTATION OF FIXED INCOME FUND
              AND MUNICIPAL TRUST FUND 30-DAY YIELD QUOTATION


          A 30-day yield quotation for each of the Fixed Income Fund and the Municipal Trust Fund, for the year ended October 31, 1995, was set forth in the Statement of Additional Information.  The Fund's yield is based on a 30-day period and is computed by dividing the net investment income per share earned during the period by the maximum offering price per share on the last day of the period, according to the following formula:

                        YIELD = 2[ (a-b/cd+1)6 - 1]



Where:    a    =    dividends and interest earned during the period.

          b    =    expenses accrued for the period (net of
                    reimbursements).

          c    =    the average daily number of shares outstanding during
                    the period that were entitled to receive dividends.

          d    =    the maximum offering price per share on the last day of
                    period.



The 30-day yield quotation for the Fixed Income Fund and the Municipal

Trust Fund for the period ended October 31, 1995 was 5.34% and 3.71%,

respectively.



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